Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter ended June 30, 2008 and Updates 2008 Full Year Guidance

Growth of promoted products and reduced operating costs continue to drive solid earnings growth.

ST. DAVID’S, BERMUDA, AUGUST 8, 2008 — Warner Chilcott Limited (NASDAQ: WCRX) today announced its results for the quarter ended June 30, 2008. Revenue in the quarter ended June 30, 2008 totaled $234.2 million, an increase of 3.2%, over the prior year quarter. The primary drivers of the increase in revenue were the net sales of our promoted products LOESTRIN 24 FE, FEMCON FE, TACLONEX and DORYX, which together contributed $27.0 million of revenue growth for the quarter ended June 30, 2008 compared to the prior year quarter. The growth delivered by these products was offset primarily by a significant decline in ESTROSTEP FE revenue due to generic competition.

The Company reported net income of $33.6 million ($0.13 per diluted share) in the quarter ended June 30, 2008, compared with net income of $7.9 million ($0.03 per diluted share) in the prior year quarter. Cash net income (“CNI”) in the quarter ended June 30, 2008 was $84.3 million, an increase of $19.6 million, compared to $64.7 million in the prior year quarter. Included in the quarter ended June 30, 2007 was a $10.0 million expense related to the settlement of the OVCON 35 litigation. Excluding the after-tax impact of this settlement in the quarter ended June 30, 2007, adjusted cash net income of $84.3 million in the quarter ended June 30, 2008 increased $9.8 million, or 13.2%, compared to $74.5 million in the prior year quarter.

References in this release to “cash net income” or “CNI” mean the Company’s net income adjusted for the after-tax effects of two non-cash items: amortization of intangible assets and amortization (or write-off) of deferred loan costs related to the Company’s debt. Reconciliations from the Company’s reported results in accordance with US GAAP to cash net income, adjusted cash net income and adjusted EBITDA for all periods are presented in the tables at the end of this press release.

Revenue

Revenue in the quarter ended June 30, 2008 was $234.2 million, an increase of $7.2 million, or 3.2%, over the prior year quarter. The primary drivers of the increase in revenue were the net sales of our promoted products LOESTRIN 24 FE, FEMCON FE, TACLONEX and DORYX, which together contributed $27.0 million of revenue growth for the quarter ended June 30, 2008, compared to the same quarter last year. Changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our customers. We use IMS estimates of filled prescriptions for our products as a proxy for market demand.

Sales of our oral contraceptive products increased $7.8 million, or 12.3%, in the quarter ended June 30, 2008, compared with the prior year quarter. LOESTRIN 24 FE generated revenue of $50.2 million in the quarter ended June 30, 2008, an increase of 44.7% compared with $34.7 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales was primarily due to a 31.5% increase in filled prescriptions over the prior year quarter and, to a lesser extent, higher average selling prices. We introduced and began commercial sales of FEMCON FE in the second half of 2006, but did not initiate promotional efforts in support of the product until April 2007. The product generated revenue of $10.7 million in the quarter ended June 30, 2008 compared to $6.4 million in the prior year quarter. The increase in FEMCON FE net sales was primarily due to a 73.4% increase in filled prescriptions and higher average selling prices over the prior year quarter, offset partially by the impact of higher sales-related deductions in the quarter ended June 30, 2008. ESTROSTEP FE net sales decreased $13.7 million, or 68.3%, in the quarter ended June 30, 2008, compared to the same quarter last year. The decrease in ESTROSTEP FE net sales was primarily due to an 81.2% decline in filled prescriptions versus the prior year quarter as a result of the introduction of generic versions of ESTROSTEP FE in the fourth quarter of 2007, including our authorized generic Tilia™ FE. Our revenue from net sales of Tilia™ FE partially offset the decline in ESTROSTEP FE net sales.

Sales of our dermatology products increased $7.2 million, or 7.4%, in the quarter ended June 30, 2008, compared to the prior year quarter. Sales of DORYX increased $3.4 million, or 12.1%, in the quarter ended June 30, 2008, primarily due to higher average selling prices compared to the prior year quarter, as well as an 8.0% increase in filled prescriptions, offset in part by a contraction of pipeline inventories during the quarter ended June 30, 2008 relative to the same quarter last year. Sales of TACLONEX increased $3.8 million, or 10.9%, to $38.8 million in the quarter ended June 30, 2008, compared to $35.0 million in the prior year quarter. Sales of TACLONEX, increased primarily due to increases in filled prescriptions and higher average selling prices in the quarter ended June 30, 2008 compared to the prior year quarter. These increases were offset, in part, by a contraction of pipeline inventories during the quarter ended June 30, 2008 relative to the quarter ended June 30, 2007. Sales of DOVONEX were flat in the quarter ended June 30, 2008 compared to the prior year quarter, as higher average selling prices offset a 22.8% decline in filled prescriptions. We believe the continuing decline in filled prescriptions of DOVONEX is due primarily to customers switching to other therapies and, in part, due to the introduction of generic versions of DOVONEX solution into the market in the second quarter of 2008, including our authorized generic marketed by Hi-Tech. We expect generic competition to continue to have an adverse impact on our DOVONEX solution revenues.

Sales of our hormone therapy products were flat in the quarter ended June 30, 2008 compared to the prior year quarter. Sales of ESTRACE CREAM increased $2.2 million, or 11.3%, in the quarter ended June 30, 2008 compared to the prior year quarter, primarily due to higher average selling prices. Filled prescriptions for ESTRACE CREAM were flat in the quarter ended June 30, 2008, compared with the prior year quarter. Sales of FEMHRT decreased $0.9 million, or 5.0%, in the quarter ended June 30, 2008 compared to the prior year quarter, due to a 14.5% decrease in filled prescriptions, which was offset partially by higher average selling prices and an expansion in pipeline inventories in the quarter ended June 30, 2008.

Cost of Sales (excluding amortization of intangible assets)

Cost of sales increased $4.7 million, or 10.2%, in the quarter ended June 30, 2008, compared with the prior year quarter. Our gross profit margin, as a percentage of total revenue decreased to 78.2%, in the quarter ended June 30, 2008 from 79.6% in the prior year quarter. Our gross profit margin, as a percentage of total revenue decreased due to a number of factors, primarily the mix of products sold during the quarter and a general increase in costs relative to the prior year quarter.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended June 30, 2008 were $47.1 million, a decrease of $23.1 million, or 32.9%, from $70.2 million in the prior year quarter. Advertising and promotion expenses for the quarter ended June 30, 2008 decreased $12.1 million, or 54.0%, compared with the prior year quarter, primarily due to a $10.1 million decrease in direct-to-consumer advertising, as well as an overall decrease in promotional spending. Selling and distribution expenses for the quarter ended June 30, 2008 increased $0.7 million, or 3.1%, over the prior year quarter, primarily due to normal inflationary increases during the quarter ended June 30, 2008. General, administrative and other (“G&A”) expenses in the quarter ended June 30, 2008 decreased $11.7 million, or

45.8%, over the prior year quarter. The decrease in G&A is due, in part, to a reduction in legal fees of $1.2 million in the quarter ended June 30, 2008 as compared to the prior year quarter. In addition, the quarter ended June 30, 2007 included a $10.0 million expense related to the settlement of a class action lawsuit in connection with the Company’s OVCON 35 litigation.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended June 30, 2008 was $12.5 million, an increase of $1.3 million, or 11.6%, compared with the prior year quarter. The increase in R&D activities was mainly due to costs incurred for clinical studies relating to two oral contraceptives as well as new projects which were initiated towards the end of 2007 and early 2008. We completed the enrollment of the clinical study for a new low-dose oral contraceptive in July 2007 and completed the enrollment for a second new oral contraceptive in December 2007. Our product development activities are mainly focused on improvements to our existing products, new and enhanced dosage forms and new products delivering compounds which have been previously shown to be safe and effective.

Net Interest Expense

Net interest expense for the quarter ended June 30, 2008 was $24.6 million, a decrease of $6.5 million, or 21.0%, from $31.1 million in the prior year quarter. Included in net interest expense in the quarter ended June 30, 2008 was $1.1 million relating to the write-off of deferred loan costs associated with the optional prepayment of $70.0 million of indebtedness under our senior secured credit facility, as compared to $2.6 million in the quarter ended June 30, 2007 as a result of the optional prepayment of $130.0 million of indebtedness under our senior secured credit facility. The decrease in net interest expense in the 2008 period was primarily the result of cumulative reductions in outstanding debt during 2007 which reduced the average debt balance outstanding from $1,487.8 million in the quarter ended June 30, 2007 to $1,198.2 million in the quarter ended June 30, 2008. The cumulative reduction in the average debt level is the result of optional prepayments made using cash flows from operations and cash on hand, net of investing activities.

Income taxes

Our effective tax rate for the quarter ended June 30, 2008 was 26.8%. The Company expects its annual effective tax rate for the year ended December 31, 2008 to approximate 17.5%. The effective tax rate for the quarter ended June 30, 2008 differs from the estimate of the full year 2008 due to the impact of discrete items on the current quarter’s calculation.

Net Income and Cash Net Income

For the quarter ended June 30, 2008, reported net income was $33.6 million, or $0.13 per share, and CNI was $84.3 million, or $0.34 per share, based on 250.5 million diluted Class A common shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization of intangible assets and the amortization and write-off of deferred financing costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended June 30, 2008, the marginal tax rate associated with the amortization of intangible assets was 9.0% and the marginal tax rate for amortization and write-off of deferred financing costs was 12.2%.

Liquidity, Balance Sheet and Cash Flows

As of June 30, 2008, our cash and cash equivalents totaled $21.2 million and our total debt outstanding was $1,126.1 million. There were no borrowings outstanding under the revolving portion of our senior secured credit facility. We generated $122.8 million of cash from operating activities in the quarter ended June 30, 2008, compared with $133.6 million of cash from operating activities in the prior year quarter, a decrease of $10.8 million. The decrease in cash flows from operating activities is due to normal fluctuations in working capital.

2008 Financial Guidance Update

Based on the year to date results and current outlook for the remainder of 2008, the Company is updating its full year 2008 financial guidance. For 2008, the Company continues to anticipate revenue to be in the range of $935 to $945 million.

Total SG&A expenses are now expected to be in the range of $208 to $217 million, a decrease of $15 million from the guidance given in May 2008. This primarily reflects a decrease in estimated general and administrative expenses, mainly the expected reduction in legal fees.

Total R&D expenses are now expected to be $64 to $67 million, an increase of $7 million from the guidance given in May 2008. The revised guidance includes $12.5 million of milestone payments to third parties anticipated during the second half of 2008, offset partially by a reduction in spending on internal R&D projects.

In addition, the Company now anticipates that its income tax provision in 2008 will be in the range of 7.5% to 8.5% of earnings before taxes and book amortization (“EBTA”). The guidance includes the Company’s latest estimate of pretax income by tax jurisdiction.

Based on the revised guidance, the Company continues to expect GAAP net income to be in the range of $129 to $142 million. The Company continues to expect CNI, which adds back the after tax impact of book amortization of intangible assets and the amortization and write off of deferred financing costs, to be in the range of $326 to $339 million. Using 251.0 million Class A common shares, the Company continues to anticipate CNI per share to be in the range of $1.30 to $1.35 for the full year 2008.

Investor Conference Call

The Company is hosting a conference call; open to all interested parties, on Friday, August 8, 2008 beginning at 8:00 AM EST. The number to call within the United States and Canada is (877) 545-1403. Participants outside the United States and Canada should call (719) 325-4916. A replay of the conference call will be available from two hours after the call through midnight EST on August 22, 2008 and can be accessed by dialing (888) 203-1112 from within the United States and Canada or (719) 457-0820 from outside the United States and Canada. The replay ID number is 4102838.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare and dermatology segments of the U.S. pharmaceuticals market. The Company is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,”

“might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facility; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; the other risks identified in our Annual Report on Form 10-K for the year ended December 31, 2007; and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

Cash Net Income and Adjusted Cash Net Income

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company is providing a summary to show the computation of CNI and adjusted cash net income to add back certain non-cash and one-time or nonrecurring charges. The Company believes that the presentation of CNI and adjusted cash net income provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company is providing a summary to show the computation of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) taking into account certain charges that were taken during the quarters and six months ended June 30, 2008 and 2007. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the indenture governing the Company’s Senior Subordinated Notes due 2015.

Company Contact:	Rochelle Fuhrmann
Investor Relations
Rockaway, NJ, USA
973-442-3281
rfuhrmann@wcrx.com

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	Jun-30-08	Jun-30-07	Jun-30-08	Jun-30-07
REVENUE:
Product net sales	$229,636	$223,796	$453,336	$439,955
Other revenue	4,580	3,177	10,363	5,439

Total revenue	234,216	226,973	463,699	445,394

COSTS & EXPENSES:
Cost of sales (excludes amortization)	51,012	46,296	98,782	96,893
Selling, general and administrative	47,097	70,150	102,324	148,048
Research and development	12,546	11,238	24,726	18,670
Amortization of intangible assets	53,137	57,554	105,750	115,107
Interest (income)	(377)	(1,702)	(795)	(3,033)
Interest expense	24,968	32,821	49,404	65,096

INCOME BEFORE TAXES	45,833	10,616	83,508	4,613
Provision for income taxes	12,265	2,719	16,282	1,218

NET INCOME	$33,568	$7,897	$67,226	$3,395

Earnings per share:
Class A - Basic	$0.13	$0.03	$0.27	$0.01

Class A - Diluted	$0.13	$0.03	$0.27	$0.01

RECONCILIATIONS:
Net income - GAAP	$33,568	$7,897	$67,226	$3,395
+ Amortization of intangible assets, net of tax	48,358	52,607	96,264	105,214
+ Amortization of deferred loan costs, net of tax	2,349	4,159	3,651	7,063

Cash net income	$84,275	$64,663	$167,141	$115,672

Non-recurring, one-time charges included above (net of tax):
+ Expenses related to litigation settlements	—	9,800	—	17,150

ADJUSTED CASH NET INCOME	$84,275	$74,463	$167,141	$132,822

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of June 30, 2008	As of December 31, 2007
ASSETS
Current assets:
Cash & cash equivalents	$21,210	$30,776
Accounts receivable, net	80,998	65,774
Inventories	60,279	54,031
Prepaid expenses & other current assets	59,596	65,735

Total current assets	222,083	216,316

Other assets:
Property, plant and equipment, net	59,729	57,453
Intangible assets, net	1,269,477	1,329,427
Goodwill	1,250,324	1,250,324
Other non-current assets	26,651	31,454

TOTAL ASSETS	$2,828,264	$2,884,974

LIABILITIES
Current liabilities:
Accounts payable	$11,019	$17,883
Accrued expenses & other current liabilities	155,410	196,362
Current portion of long-term debt	7,552	8,284

Total current liabilities	173,981	222,529

Other liabilities:
Long-term debt, excluding current portion	1,118,545	1,191,955
Other non-current liabilities	110,023	116,070

Total liabilities	1,402,549	1,530,554

SHAREHOLDERS’ EQUITY	1,425,715	1,354,420

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$2,828,264	$2,884,974

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-08	June-30-07	June-30-08	June-30-07
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$33,568	$7,897	$67,226	$3,395
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,124	2,356	6,049	4,710
Amortization of intangible assets	53,137	57,554	105,750	115,107
Amortization of debt finance costs	2,676	4,474	4,235	7,667
Stock compensation expense	2,195	1,686	4,005	3,371
Changes in assets and liabilities:
Decrease / (increase) in accounts receivable, prepaid and other assets	4,303	13,754	(4,311)	3,963
Decrease / (increase) in inventories	458	17,224	(6,248)	14,671
Increase / (decrease) in accounts payable, accrued & other liabilities	13,020	16,318	(812)	26,023
Increase / (decrease) in income taxes and other, net	10,335	12,369	(55,760)	12,776

Net cash provided by operating activities	$122,816	$133,632	$120,134	$191,683

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(42,900)	(7,200)	(45,800)	(14,400)
Capital expenditures	(3,068)	(4,185)	(10,013)	(7,994)

Net cash (used in) investing activities	$(45,968)	$(11,385)	$(55,813)	$(22,394)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments under bank term credit facility	(72,071)	(132,795)	(74,142)	(195,743)
Other	194	(15)	255	(71)

Net cash (used in) financing activities	$(71,877)	$(132,810)	$(73,887)	$(195,814)

Net increase / (decrease) in cash and cash equivalents	$4,971	$(10,563)	$(9,566)	$(26,525)

Cash and cash equivalents, beginning of period	16,239	68,502	30,776	84,464

Cash and cash equivalents, end of period	$21,210	$57,939	$21,210	$57,939

WARNER CHILCOTT LIMITED

Reconciliation of Net Income to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-08	June-30-07	June-30-08	June-30-07
RECONCILIATION TO ADJUSTED EBITDA:

Net income—GAAP	$33,568	$7,897	$67,226	$3,395

+ Interest expense, net	24,591	31,119	48,609	62,063
+ Provision for income taxes	12,265	2,719	16,282	1,218
+ Non-cash share-based compensation expense	2,195	1,686	4,005	3,371
+ Depreciation	3,124	2,356	6,049	4,710
+ Amortization of intangible assets	53,137	57,554	105,750	115,107
+ Litigation settlements	—	10,000	—	17,500

Adjusted EBITDA of WCL, as defined	$128,880	$113,331	$247,921	$207,364

+ Expenses of WCL and other	969	1,220	2,770	2,451
Adjusted EBITDA of Warner Chilcott Holdings

Company III, Ltd., as defined	$129,849	$114,551	$250,691	$209,815

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our credit agreement and the indenture governing our Senior Subordinated Notes due 2015. Warner Chilcott Limited is not a party to these agreements. Certain expenses included in Warner Chilcott Limited’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Ltd and its subsidiaries.

WARNER CHILCOTT LIMITED

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-08	June-30-07	June-30-08	June-30-07
Oral Contraception (“OC”)
LOESTRIN 24 FE	$50.2	$34.7	$97.1	$69.1
FEMCON FE	10.7	6.4	21.5	11.5
ESTROSTEP FE *	6.4	20.1	11.0	42.1
OVCON *	4.0	2.3	6.8	6.9

Total OC	71.3	63.5	136.4	129.6

Hormone therapy (“HT”)
ESTRACE Cream	21.2	19.0	40.4	34.7
FEMHRT	16.4	17.3	32.4	30.5
FEMRING	3.4	3.8	6.9	7.3
Other HT	2.5	3.4	5.4	7.3

Total HT	43.5	43.5	85.1	79.8

Dermatology
DORYX	31.7	28.3	66.8	55.0
TACLONEX	38.8	35.0	75.8	64.2
DOVONEX *	33.5	33.5	66.6	75.4

Total Dermatology	104.0	96.8	209.2	194.6

PMDD
SARAFEM	7.8	9.1	12.2	18.4

Other product sales
Other	(1.1)	1.1	(0.9)	2.1
Contract manufacturing	4.1	9.8	11.3	15.5

Total product net sales	229.6	223.8	453.3	440.0

Other revenue
Other non-product revenue	4.6	3.2	10.4	5.4

Total revenue	$234.2	$227.0	$463.7	$445.4

*	Includes revenue from related authorized generic product sales from the date of their respective launch.

WARNER CHILCOTT LIMITED

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	June-30-08	June-30-07
Advertising & promotion	$10.3	$22.4
Selling & distribution	23.0	22.3
General, administrative & other	13.8	25.5

Total SG&A	$47.1	$70.2

	Six Months Ended
	June-30-08	June-30-07
Advertising & promotion	$27.5	$53.7
Selling & distribution	46.6	44.0
General, administrative & other	28.2	50.3

Total SG&A	$102.3	$148.0

WARNER CHILCOTT LIMITED

2008 Full Year Financial Guidance

(U.S. dollars in millions, except per share)

	Guidance May 2008	Revised Guidance August 2008

Total Revenue (1)	$935 to $945	$935 to $945

Gross margin as a % of revenue	80% to 81%	80% to 81%

SG&A Expenses:
Selling & Distribution	$93 to $96	$93 to $96
A&P	$57 to $60	$54 to $57
G&A	$73 to $76	$61 to $64

Total SG&A Expenses (2)	$223 to $232	$208 to $217

Total R&D (3)	$57 to $60	$64 to $67

Total income tax provision (4)	5.5% to 6.5% of EBTA	7.5% to 8.5% of EBTA

GAAP Net Income	$129 to $142	$129 to $142

Cash Net Income (“CNI”) (5)	$326 to $339	$326 to $339

CNI per share (5) (6)	$1.30 to $1.35	$1.30 to $1.35

(1)	Revised guidance includes the expected impact of generic competition introduced in the second quarter of 2008 for SARAFEM and DOVONEX solution. Guidance does not account for the impact of any future new licensing agreements.
(2)	Total SG&A expense does not include any amount that may be payable in connection with the potential settlement of our outstanding legal actions.
(3)	The revised guidance includes $12.5 million related to third party R&D milestone payments.
(4)	The total 2008 tax provision is estimated as a % of earnings before taxes and book amortization (“EBTA”).
(5)	A reconciliation of 2008 GAAP net income to CNI adds back the expected after tax impact of the amortization of intangibles ($189M) and the expected after tax impact of deferred financing fees ($8M).
(6)	CNI per share is based on 251.0 million fully diluted Class A shares.